Coastal Reports Record Second Quarter Earnings

HOUSTON, July 26, 2000 -- The Coastal Corporation today reported record second quarter earnings of $127.7 million, or 58 cents per share (assuming dilution), compared to second quarter 1999 earnings of $93.3 million, or 43 cents per share. Excluding merger-related charges, earnings were $129.9 million, or 59 cents per share (assuming dilution), up 37 percent from the comparable 1999 quarter.

     Commenting on the results, David A. Arledge, chairman and chief executive officer, The Coastal Corporation, said: "The successful execution of Coastal's integrated natural gas strategy continues to deliver record results. We have now achieved 21 consecutive quarters of record operating earnings. We increased natural gas production by 70 percent and production of crude oil and condensate by 45 percent over the 1999 quarter. Exploration and Production earnings increased nearly four-fold. Natural Gas earnings are up 12 percent, reflecting the growth of our midstream operations, higher earnings from marketing activities and the strong, reliable earnings from our pipeline and storage operations. The recent Federal Energy Regulatory Commission (FERC) approvals of two significant pipeline projects pave the way for Coastal to further strengthen our position in the rapidly growing North American natural gas market. Coastal Power delivered higher earnings with a 75 percent increase in operating capacity over that of a year ago. Our new 265- megawatt Colorado facility began operating in July and additional power projects are in various stages of development.

     Arledge continued, "Refining, Marketing and Chemicals operations were affected by an equipment outage at the Eagle Point refinery and temporary delays in the start-up of a major expansion at our Aruba refinery. The Aruba expansion increases refining capacity by 55,000 barrels of oil per day and enhances our heavy and sour crude oil processing capabilities. The outlook for the industry is generally positive in light of lower refined product inventory levels and an expected near-term increase in worldwide crude oil production. Higher production will improve demand for refining capacity, particularly for those refineries with heavy and sour crude processing capabilities. About 75 percent of Coastal's refining capacity is equipped to process heavy and sour crude oils, and these crude types will account for the majority of future production increases.

     "We continue to make excellent progress toward completing the merger of Coastal and El Paso Energy Corporation. In May, shareholders of both companies voted overwhelmingly in favor of the combination. We remain on schedule to complete the transaction during the fourth quarter of this year, creating the only top tier energy company in every segment of the domestic natural gas value chain," Arledge concluded.

     Coastal's earnings before interest and income taxes (EBIT) for the second quarter of 2000 were $284.9 million compared with $208.7 million for the same period in 1999. EBIT for the 2000 quarter includes $3.4 million in merger-related expenses reflected in Corporate and Other. For the first half of 2000, EBIT increased to $623.5 million, compared with $477.7 million for the 1999 period. EBIT for the first half of 2000 includes certain one-time items, including a $16.5 million gain from the disposition of Coastal's interest in a Guatemala power facility, a $6 million charge for a legal settlement recorded by Refining, Marketing and Chemicals and $7 million in merger-related charges reflected in Corporate and Other.

Exploration and Production

     Exploration and Production EBIT in the second quarter of 2000 was $119.0 million, nearly five times the $24.1 million generated in the 1999 period. Earnings increased due to significantly higher production volumes and sales prices for both natural gas and crude oil and condensate.

     Natural gas production averaged 947.7 million cubic feet per day (MMcf/d) for the 2000 quarter, up 70 percent from 558.3 MMcf/d in the 1999 period. Crude oil and condensate production averaged 15,163 barrels per day (bpd) in the 2000 second quarter, up 45 percent from 10,475 bpd in the 1999 period.

     Prices realized for natural gas in the second quarter of 2000 were $3.44 per thousand cubic feet (Mcf) ($2.69 after hedging) versus $2.01 per Mcf ($1.87 after hedging) in the 1999 second quarter. Crude oil and condensate prices in the second quarter of 2000 were $26.48 per barrel ($23.21 after hedging) compared with $14.80 per barrel ($13.04 after hedging) in the second quarter of 1999.

     Exploration and Production EBIT for the first half of 2000 was $220.1 million compared to $35.5 million for the 1999 period.

     Natural gas production for the first half of 2000 was 909.2 MMcf/d versus
543.9 MMcf/d during the first half of 1999. Net crude oil and condensate production for the first half of 2000 was 14,525 bpd versus 10,749 bpd for the first half of 1999.

     The year-to-date price for natural gas in 2000 was $2.97 per Mcf ($2.61 per Mcf after hedging) versus $1.80 per Mcf ($1.74 per Mcf after hedging) in 1999. The crude oil and condensate price for the first half of 2000 was $26.74 per barrel ($23.30 per barrel after hedging) versus $12.55 per barrel ($11.69 per barrel after hedging) for the first six months of 1999.

     Coastal completed 147.8 net wells during the first half of 2000 compared to
61.1 during the 1999 period.

Natural Gas

     Second quarter 2000 EBIT for the Natural Gas segment was $129.3 million, up 12 percent from $115.5 million in the 1999 period.

     During the quarter, Coastal made further progress on projects to position its pipeline assets to move natural gas from major producing areas to growing markets. In May, Coastal's Gulfstream Natural Gas System, a major 744- mile pipeline project, received a preliminary determination from FERC, which covers all non-environmental aspects of Gulfstream's application. A draft environmental impact statement is expected to be issued by FERC this summer with a final decision in early 2001. When complete, Gulfstream will have the capacity to deliver up to 1.1 billion cubic feet of natural gas per day (Bcf/d) from Alabama across the Gulf of Mexico to Florida's East Coast.

     In June, a successful open season for Whitecap Energy System was concluded. Whitecap is a new natural gas pipeline project to serve growing energy markets in northwestern Indiana, northern Illinois and southeastern Wisconsin. The pipeline project is sponsored by Coastal and Peoples Energy.

     Also in June, natural gas from Hoover Diana, a deepwater Gulf of Mexico production facility, began flowing on Coastal's 50 percent-owned East Breaks Gathering System to High Island Offshore System, which is also 50 percent owned by Coastal. East Breaks is an 85-mile, 400 MMcf/d capacity gathering line at 4,700 feet water depth. Natural gas liquids from this rich associated gas are extracted at Coastal's Eunice Gas Processing and Fractionation Plant, onshore Louisiana.

     Construction continued on the 1.3 Bcf/d Alliance Pipeline, which will be completed in the fourth quarter of 2000. Coastal has a 14.4 percent interest in both Alliance and the Aux Sable facility, which will process natural gas transported through Alliance.

     In July, FERC approved both the SupplyLink and Independence Pipeline projects. SupplyLink is a 750 MMcf/d expansion of Coastal's ANR Pipeline Company's (ANR) existing system between Sandwich, Illinois, and Defiance, Ohio. Independence is a joint-venture project to build a 400-mile, 916 MMcf/d pipeline from ANR's existing facilities at Defiance, Ohio, to Leidy, Pennsylvania. Both projects are designed to facilitate the transportation of natural gas from the Alliance terminus near Chicago to growth markets in Ohio, Pennsylvania and the eastern United States. The estimated in-service date for both projects is November 2002.

     Six-month EBIT for the Natural Gas segment was $321.6 million compared with $302.4 million for the same period in 1999.

     Throughput for Coastal's regulated pipeline subsidiaries was 1,081.0 Bcf for the first six months of 2000 compared with 1,054.2 Bcf for the 1999 period. In unregulated natural gas operations, Coastal Field Services' net processing throughput was 2.2 Bcf/d in the first half of 2000, up about 265 percent from
0.6 Bcf/d in the 1999 period. This increase resulted primarily from the acquisition of midstream assets during 1999.

Refining, Marketing and Chemicals

     Second quarter 2000 EBIT for the Refining, Marketing and Chemicals segment was $51.8 million compared to $63.7 million in the 1999 quarter. Lower earnings from refining and marketing activities were partially offset by improved earnings from chemical operations. Refining operations for the 2000 second quarter were impacted by 17 days of catalytic cracker downtime at Coastal's Eagle Point refinery and temporary delays in start-up of a major expansion at the Aruba refinery. The expansion is supported by a five-year supply agreement with Mexico's national oil company.

     Year-to-date 2000 segment EBIT was $91.1 million, versus $133.3 million for the 1999 period. Included in 2000 EBIT is a charge of $6 million related to a legal settlement recorded by Coastal's Corpus Christi refinery.

     Risk management activities, which are focused on reducing volatility, benefited margins in the 1999 periods, but have limited margins in 2000. In addition, current year earnings have been affected by higher crude oil prices, which have increased the cost of fuel consumed in the refining process.

     Crude throughput at Coastal's refineries averaged 470,000 bpd for the first half of 2000 versus 460,000 bpd in the 1999 period. Sales of refined products during the first half of 2000, including products purchased from others, averaged 815,000 bpd, compared with 846,000 bpd for the same period in 1999.

Power

     Second quarter 2000 EBIT for Coastal's Power segment was $25.4 million compared with $24.8 million for the same period last year. Earnings from new projects placed in service since the 1999 quarter were largely offset by higher fuel costs.

     During the quarter, Coastal finished building its 265-megawatt ManChief power plant in Colorado. The plant began operating in early July. Coastal owns and operates the plant, which has a power purchase agreement with Public Service Company of Colorado.

     For the first six months of 2000, EBIT for the Power segment was $67.9 million compared with $43.7 million for the 1999 period. The 2000 period includes a $16.5 million gain from the disposition of Coastal's one-third interest in a power facility in Guatemala.

     Coastal's net generating capacity in operation on June 30, 2000, was 1,767.8 megawatts, up 75 percent from 1,007.9 megawatts on June 30, 1999.

     Coastal continues to pursue growth in the power industry with particular emphasis on the domestic market, where there are numerous opportunities to expand along its extensive natural gas systems, strengthening the Company's overall operations. The Company is also actively pursuing specific international projects with a focus on geographic areas where there are opportunities for integration with Coastal's fuel supply and logistics capabilities.

Coal

     Second quarter 2000 EBIT for the Company's Coal segment was $4.2 million compared with $2.6 million for the 1999 period. The increased earnings reflect higher sales volumes, partially offset by lower sales prices. Year-to-date 2000 EBIT was $7.4 million compared with $6.9 million for the first six months of 1999.

     Coal sales from company-owned mines were 5.1 million tons for the first six months of 2000, up 16 percent from 4.4 million tons for the 1999 period.

     The Coastal Corporation (NYSE:CGP) is a Houston-based energy holding company with consolidated assets of $15 billion and subsidiary operations in natural gas transmission, storage, gathering/processing and marketing; oil and gas exploration and production; petroleum refining, marketing and distribution; chemicals; power production; and coal. Coastal and El Paso Energy Corporation (NYSE:EPG) announced on Jan. 18 a definitive agreement to merge Coastal with a subsidiary of El Paso, subject to various approvals. The merger is expected to be completed during the fourth quarter of this year. Coastal's World Wide Web site at www.coastalcorp.com provides additional information on the company.

THE COASTAL CORPORATION AND SUBSIDIARIES

                                                                     (millions except per share)
                                                           Three Months                          Six Months
                                                   ---------------------------           ----------------------------
PERIODS ENDED JUNE 30                                 2000              1999                 2000              1999
---------------------                              ---------         ---------           ----------        ----------
Operating revenues                                 $ 3,071.1         $ 1,892.1           $  5,998.7        $  3,601.7
Operating costs and expenses
  Purchases                                          2,164.7           1,184.3              4,168.8           2,130.2
  Operating and general expenses                       502.8             413.1                976.8             824.5
  Depreciation, depletion and amortization             151.7             115.8                294.2             224.4
                                                   ---------         ---------           ----------        ----------
                                                     2,819.2           1,713.2              5,439.8           3,179.1
                                                   ---------         ---------           ----------        ----------

Other income - net                                      33.0              29.8                 64.6              55.1
                                                   ---------         ---------           ----------        ----------
Earnings before interest and income taxes              284.9             208.7                623.5             477.7
                                                   ---------         ---------           ----------        ----------
Interest and debt expense                              100.4              81.5                190.6             158.5
Taxes on income                                         56.8              33.9                131.6              91.4
                                                   ---------         ---------           ----------        ----------

Net earnings                                           127.7              93.3                301.3             227.8
Dividends on preferred stock                              .1                .1                   .2                .2
                                                   ---------         ---------           ----------        ----------
Net earnings available
  to common stockholders                           $   127.6         $    93.2           $    301.1        $    227.6
                                                   =========         =========           ==========        ==========

Basic earnings per share                           $     .60         $     .44           $     1.41        $     1.07
                                                   =========         =========           ==========        ==========
Average common shares                                  214.1             213.2                213.9             213.0

Diluted earnings per share                         $     .58         $     .43           $     1.38        $     1.05
                                                   =========         =========           ==========        ==========
Diluted shares                                         220.3             217.1                218.9             216.6

Earnings (loss) before interest and
  income taxes by segment
Natural gas                                        $   129.3         $   115.5           $    321.6        $    302.4
Refining, marketing and chemicals                       51.8              63.7                 91.1             133.3
Exploration and production                             119.0              24.1                220.1              35.5
Power                                                   25.4              24.8                 67.9              43.7
Coal                                                     4.2               2.6                  7.4               6.9
Corporate and other                                    (44.8)            (22.0)               (84.6)            (44.1)
                                                   ---------         ---------           ----------        ----------
                                                   $   284.9         $   208.7           $    623.5        $    477.7
                                                   =========         =========           ==========        ==========

This information includes certain forward-looking statements reflecting the Company's expectations and objectives in the future; however, many factors which may affect the actual results, including commodity prices, market and economic conditions, industry competition, and changing regulations, are difficult to predict. Accordingly, there is no assurance that the Company's expectations and objectives will be realized.

The terms "Coastal," "Company," "we," "our," "its" and "segment" are used in this release for purposes of convenience and are intended to refer to The Coastal Corporation and/or its subsidiaries either individually or collectively, as the context may require. These references are not intended to suggest that the various Coastal companies referred to are not independent corporate entities having their separate corporate identities and management.